SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No. )
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Davidson Diversified Real Estate II, L.P.
(Name of Registrant as Specified In Its Charter)
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INFORMATION STATEMENT
PROPOSED AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT
CERTAIN U.S. FEDERAL INCOME TAX MATTERS
CONFLICTS OF INTEREST
THE PARTNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PARTNER PROPOSALS
FORWARD-LOOKING STATEMENTS
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
AVAILABLE INFORMATION
EXHIBIT A

DAVIDSON DIVERSIFIED REAL ESTATE II, L.P.
55 Beattie Place, P.O. Box 1089
Greenville, South Carolina 29602
INFORMATION STATEMENT
April 30, 2008
     This information statement is being furnished to limited partners of Davidson Diversified Real Estate II, L.P., a Delaware limited partnership, for information purposes in connection with the approval of an amendment to the limited partnership agreement. This amendment will provide authorization to the managing general partner to establish different designated series of limited partnership interests that will have separate rights with respect to specified partnership property, and profits and losses associated with such specified property.
     Our limited partnership agreement may be amended by the consent of limited partners owning more than 50% of our outstanding limited partnership units. Davidson Diversified Properties, Inc., a Tennessee corporation, the managing general partner of the partnership, has determined that the amendment is advisable and in the best interest of the partnership and the limited partners. As of April 25, 2008, there were 1,224.25 limited partnership units issued and outstanding, and affiliates of the managing general partner owned 706 of these units, or approximately 57.67% of the outstanding units. The managing general partner’s affiliates have indicated that they intend to take action by written consent, as permitted under the partnership agreement, to approve the amendment on or about May 20, 2008. As a result, approval of the amendment is assured, and your consent to the amendment is not required.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.
     This information statement contains information about the amendment and the reasons that the managing general partner has decided that the amendment is in the best interests of the partnership and the limited partners. The managing general partner has conflicts of interest with respect to the amendment that are described in greater detail herein. Please read this information statement carefully. It provides you with detailed information about the amendment. The text of the proposed amendment is attached to this information statement as Exhibit A.
     This information statement is first being sent to limited partners on or about April 30, 2008.

PROPOSED AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT
Generally
     Under Delaware law, a partnership agreement may provide for the establishment of one or more designated series of partnership interests with separate rights with respect to specified property, or profits and losses associated with specified property. The proposed amendment will give the managing general partner authority under the partnership agreement to establish one or more designated series of partnership interests, each of which would represent a financial interest only in specified partnership property, and would entitle the holders thereof to future distributions and allocations of income and loss based solely on the performance of that property. If separate series are established, limited partners would be able to transfer each series of limited partnership interest separately. Accordingly, if a limited partner views a partnership property that is associated with a particular series of limited partnership interests as less desirable than other partnership properties, the establishment of such series would enable the limited partner to dispose of the investment in that property and retain an investment in the other properties. There would be some additional administrative expense associated with the establishment of a series of limited partnership interests, but this expense is not expected to exceed $55,000 per year.
     Under the proposed amendment, the managing general partner would be authorized to amend the partnership agreement as it deems appropriate, in its sole discretion, to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property. The managing general partner has not yet determined how the agreement would be amended to implement a series of limited partnership interests. However, any such amendment may provide for the following:
•	All income, earnings, profits and proceeds from the series property, including any proceeds derived from the refinancing, sale or other disposition of such property, and any funds or payments derived from any reinvestment of such proceeds, would be allocated solely to such series for all purposes, and would be so recorded upon the books of account of the partnership.

•	Separate and distinct books and records would be maintained for each series, and the assets and liabilities associated with a particular series would be held and accounted for separately from the other assets of the partnership and other series.

•	If there are any assets, income, earnings, profits, proceeds, funds or payments that are not readily identifiable as belonging to any particular series, the general partner would allocate them among any one or more of the series in such manner and on such basis as the general partner, in its sole discretion, deems fair and equitable, which determination would be conclusive and binding on the limited partners of all series for all purposes.

•	The assets belonging to a particular series would be charged solely with the liabilities of the partnership in respect of such series and all expenses, costs, charges and reserves attributable to such series. Any general liabilities, expenses, costs, charges or reserves of the partnership that are not readily identifiable as belonging to any particular series would be allocated and charged by the partnership to and among one or more of the series in such manner and on such basis as the general partner, in its sole discretion, deems fair and equitable, which allocation would be conclusive and binding on the limited partners of all series for all purposes.

•	No limited partner of any series would have any claim on or any right to any assets allocated to or belonging to any other series.

•	At the time a series of limited partnership interest is established, a separate capital account would be established on the books of each series for each limited partner which would initially consist of that portion of such limited partner’s existing capital account that relates to the series property. Thereafter, the capital account of each limited partner in that series would be adjusted in the manner set forth in the partnership agreement, but only with respect to (i) capital contributions to such series, (ii) allocations of profit and loss relating to the series, and (iii) distributions paid in respect of such series.

     The foregoing summary of the amendment is subject to, and qualified in its entirety by reference to the text of the proposed amendment, which is attached as Exhibit A to this information statement.
Regulatory Approvals
     Other than the filing and distribution of this information statement, no regulatory approvals are required for the proposed amendment.
Approval of Partners
     The amendment must be approved by a majority in interest of the limited partners. As of April 25, 2008, there were 1,224.25 limited partnership units issued and outstanding, and affiliates of the managing general partner owned 706 of these units, or approximately 57.67% of the outstanding units. The managing general partner’s affiliates have indicated that they intend to take action by written consent, as permitted under the partnership agreement, to approve the amendment on or about May 20, 2008. As a result, approval of the amendment is assured, and your consent is not required.
CERTAIN U.S. FEDERAL INCOME TAX MATTERS
General
     The following is a summary of certain aspects of the U.S. federal income taxation pertaining to the establishment of a series of limited partnership interests. The partnership has not sought a ruling from the Internal Revenue Service or any other U.S. federal, state or local agency with respect to any of the tax issues affecting the partnership, nor has it obtained an opinion of counsel with respect to any U.S. federal tax issues.
     The following discussion is limited to certain U.S. federal income tax matters. This summary of certain aspects of the U.S. federal income tax treatment of the partnership and the limited partners is based upon the U.S. Internal Revenue Code (the “Code”), judicial decisions, Treasury Regulations and rulings in existence on the date hereof, all of which are subject to change. This summary also does not discuss all of the tax consequences that may be relevant to a particular limited partner (such as limited partners subject to alternative minimum tax) or to certain limited partners subject to special treatment under the U.S. federal income tax laws, such as insurance companies, certain financial institutions, dealers or traders in securities, those who hold units of limited partnership interest as part of a hedge, straddle or conversion transaction, investors who have a functional currency other than the U.S. dollar and tax-exempt organizations. This discussion generally assumes that (a) a limited partner acquired its units of limited partnership interest directly from the partnership at formation and holds units as a capital asset within the meaning of Section 1221 of the Code for at least one year prior to the amendment, and (b) the partnership will be treated as a non-publicly traded partnership for U.S. federal income tax purposes and that the partnership’s investments in the property-owning partnerships will be treated as capital assets of the partnership.
Tax Consequences to Limited Partners of Establishing Series Limited Partnership Interests
     The process of establishing a series should be treated as a tax-free “division” of the partnership into two or more partnerships for federal income tax purposes. Upon such division, any resulting partnerships will be considered a continuation of the prior partnership if the partners of the resulting partnerships had an interest of more than 50 percent in the capital and profits of the prior partnership. Any other resulting partnership will not be considered a continuation of the prior partnership but will be considered a new partnership. If the partners of none of the resulting partnerships owned an interest of more than 50 percent in the capital and profits of the prior partnership, none of the resulting partnerships will be considered a continuation of the prior partnership, and the prior partnership will be considered to have terminated. Where partners of a partnership which has been divided into two or more partnerships do not become members of a resulting partnership which is considered a continuation of the prior partnership, such members’ interests shall be considered liquidated as of the date of the division.
     Each series will be classified as a partnership for federal income tax purposes and will not be considered a publicly traded partnership taxable as a corporation for federal income tax purposes.

     The tax rules relating to a limited partner holding a series of limited partnership interests are the same as the rules applicable to partners holding an interest in one partnership. Accordingly, each limited partner must pay tax on his share of the annual income and gains of each series held by such limited partner, even if such series does not make any cash distributions, and most recognize gain or loss separately in the sale of an interest in each series.
CONFLICTS OF INTEREST
     The managing general partner has conflicts of interest with respect to the amendment. Affiliates of Apartment Investment and Management Company (“Aimco”), an NYSE-listed real estate investment trust (“REIT”), own 100% of the interests in the managing general partner as well as 57.67% of the outstanding limited partnership units of the partnership. Although the managing general partner owes fiduciary duties to the limited partners, it also owes fiduciary duties to Aimco, which is its ultimate parent company. Accordingly, the managing general partner’s duties to the partnership and the limited partners may come into conflict with its duties to Aimco. The amendment will enable the managing general partner to create different series of limited partnership interests. The establishment of any such series would have benefits for all limited partners, by giving each limited partner an opportunity to make separate investment decisions with respect to an established series. The establishment of series limited partnership interests is of particular interest to Aimco and its affiliates, and may help Aimco more specifically allocate ownership among its affiliates. The partnership would incur additional administrative costs in establishing and maintaining any such series, which would be borne by all partners in proportion to their interests in the partnership.
THE PARTNERSHIP
     General. The partnership was organized on June 11, 1984 under the laws of the State of Delaware. Its primary business is real estate ownership and related operations. The partnership was formed for the purpose of operating and holding real estate properties for investment. The partnership’s investment portfolio currently consists of three multifamily residential properties. As of April 25, 2008, there were 1,224.25 units outstanding, which were held of record by 635 limited partners. The general partners of the partnership are Davidson Diversified Properties, Inc., as managing general partner, Davidson Equities, Limited, as associate general partner, and David W. Talley, as individual general partner.
     The managing general partner’s principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its telephone number is (864) 239-1000. The directors and officers of the managing general partner also serve as executive officers of Aimco. Another Aimco affiliate serves as manager of the partnership’s properties. The partnership does not have any employees and depends on the managing general partner and its affiliates and agents for the management and administration of all partnership activities.
     For additional information about the partnership, please refer to its annual report, particularly Item 2 of Form 10-KSB, which contains detailed information regarding the properties owned, including mortgages, rental rates and taxes. See also “Available Information. ”
     Description of Properties. At April 25, 2008, the partnership owned three multifamily residential properties (or interests therein). The following table provides additional information for each property:

Property	Date of Purchase	Number of Units
Big Walnut Apartments (1) Columbus, Ohio	03/85	251 units
The Trails Apartments (1) Nashville, Tennessee	08/85	248 units
Reflections Apartments (2) Indianapolis, Indiana	09/85	582 units

(1)	The property is held by a limited partnership in which the partnership owns a 99.90% interest.

(2)	The property is held by a limited partnership wholly owned by the partnership.

     Investment Objectives and Policies; Sale or Financing of Properties. The partnership is engaged in the business of operating and holding real estate properties for investment. In general, the managing general partner regularly evaluates the partnership’s properties by considering various factors, such as the partnership’s financial position and real estate and capital markets conditions. The managing general partner monitors a property’s specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. It oversees the operating performance of the property and continuously evaluates the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the managing general partner to sell, refinance, upgrade with capital improvements or hold a partnership property. After taking into account the foregoing considerations, the managing general partner is currently considering a sale of Big Walnut Apartments, The Trails Apartments and Reflections Apartments. Although these properties have been listed for sale, it is unknown if and when these properties may be sold. Potential sales will depend, among other things, on obtaining prices, terms and conditions that are reflective of the managing general partner’s view as to the fair market value of the properties. Although the future operating results of your partnership and future sales price of the properties owned by your partnership are uncertain, the operating performance of your partnership’s properties may improve in the future or the private resale market for properties could improve over time, which, in turn, may result in higher property values, making a sale of your partnership’s properties a more attractive option in the future. Such values, however, are also a function of the interest rate environment at the time. Another significant factor considered by the managing general partner is the likely tax consequences of a sale of a property for cash. Such a transaction would likely result in tax liabilities for many limited partners.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The managing general partner owns a 0.4% general partner interest in the partnership as well as owning 0.25 of a unit, representing a 0.02% limited partner interest. The managing general partner is wholly owned by Aimco and AIMCO Properties, L.P. Neither the managing general partner nor any of its directors or executive officers own any of the limited partnership interests of the partnership. The following table sets forth certain information as of April 25, 2008 with respect to the ownership by any person (including any “group,” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to us to be the beneficial owner of more than 5% of the unit of limited partnership interest of the partnership.

Name and Address	Number of Units	Percent of Class
AIMCO Properties, L.P. (1)	547.25	44.70%
AIMCO IPLP, L.P.(2)	35.75	2.92%
Cooper River Properties, L.L.C.(2)	122.75	10.03%

(1)	AIMCO Properties, L.P. is the operating partnership of Aimco. The general partner of AIMCO Properties, L.P. is AIMCO-GP, Inc., which is a wholly owned subsidiary of Aimco. Through AIMCO-GP, Inc. and AIMCO-LP, Inc., which is also a wholly owned subsidiary of Aimco, Aimco owns approximately 91% of AIMCO Properties, L.P. Together, Aimco and AIMCO Properties, L.P. directly or indirectly own 100% of AIMCO IPLP, L.P., and Cooper River Properties, L.L.C., and therefore may be deemed the beneficial owners of units owned by those entities. The address of Aimco and AIMCO Properties, L.P. is 4582 South Ulster Street Parkway, Suite 1100, Denver, CO 80237.

(2)	The address of each entity is 55 Beattie Place, P.O. Box 1089, Greenville, SC 29602.

PARTNER PROPOSALS
     In accordance with the terms of the partnership agreement, the partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended. The limited partners may call a special meeting to vote upon matters permitted by the partnership agreement with the prior consent of at least 10% of the outstanding units of limited partnership interests.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause actual results to differ materially from those in our forward-looking statements include the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located and changes in federal and state tax laws that may create tax disadvantages for certain distributions, some of which may be beyond our control. Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
     Only one information statement is being delivered to multiple limited partners sharing an address unless the partnership has received contrary instructions from one or more of the limited partners. The partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the partnership delivered a single copy of the information statement. If a limited partner wishes to notify the partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the partnership as follows:

By mail:	c/o THE ALTMAN GROUP, INC., 1200 Wall Street, 3rd Floor, Lyndhurst, NJ 07071
By telephone:	(800) 217-9608
By fax:	(201) 460-0050
     A limited partner may also use the above telephone number, fax number or mailing address to notify the partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies.
AVAILABLE INFORMATION
     The partnership files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any reports, statements or other information that the partnership files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The partnership’s public filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.”

EXHIBIT A
FIRST AMENDMENT
TO
THE PARTNERSHIP AGREEMENT
OF
DAVIDSON DIVERSIFIED REAL ESTATE II, L.P.
     This FIRST AMENDMENT TO THE PARTNERSHIP AGREEMENT OF DAVIDSON DIVERSIFIED REAL ESTATE II, L.P., dated as of              , 2008 (this “Amendment”), is made by Davidson Diversified Properties, Inc., a Tennessee corporation (the “Managing General Partner”). All capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to them in the Partnership Agreement (as defined below).
     WHEREAS, Davidson Diversified Real Estate II, L.P., a Delaware limited partnership (the “Partnership”), is governed pursuant to the terms of that certain Partnership Agreement of Davidson Diversified Real Estate II, L.P., dated as of June 11, 1984 (the “Partnership Agreement”); and
     WHEREAS, the Managing General Partner has determined that this Amendment is in the best interests of the Partnership and Limited Partners, and a majority in interest of the Limited Partners of the Partnership have approved this Amendment.
     NOW, THEREFORE, in consideration of these premises and of the mutual provisions, conditions and covenants herein contained, the parties hereto do hereby agree as follows:
     1. Amendment to the Partnership Agreement.
(a)	The Partnership Agreement is hereby amended by the addition of a new Article XXIII, which will read in its entirety as follows:

“XXIII. SERIES OF LIMITED PARTNERSHIP INTERESTS

Notwithstanding any other provision of this Agreement, the Managing General Partner is hereby authorized to amend this Agreement and the Certificate of Limited Partnership at any time, and from time to time, as it determines, in its sole discretion, may be necessary or desirable to establish, and convert existing limited partnership interests into, different designated series of limited partnership interests that have separate rights with respect to specified partnership property, in accordance with Section 17-218 of the Delaware Revised Uniform Limited Partnership Act. Without limitation of the foregoing, the Managing General Partner shall be authorized to adopt amendments that provide for any or all of the following:

• All income, earnings, profits and proceeds from the series property, including any proceeds derived from the refinancing, sale or other disposition of such property, and any funds or payments derived from any reinvestment of such proceeds, shall be allocated solely to such series for all purposes, and shall be so recorded upon the books of account of the Partnership.

• Separate and distinct books and records shall be maintained for each series, and the assets and liabilities associated with a particular series shall be held and accounted for separately from the other assets of the Partnership and other series.

• If there are any assets, income, earnings, profits, proceeds, funds or payments that are not readily identifiable as belonging to any particular series, the Managing General Partner shall allocate them among any one or more of the series in such manner and on such basis as the

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Managing General Partner, in its sole discretion, deems fair and equitable, which determination shall be conclusive and binding on the Limited Partners of all series for all purposes.

• The assets belonging to a particular series shall be charged solely with the liabilities of the Partnership in respect of such series and all expenses, costs, charges and reserves attributable to such series. Any general liabilities, expenses, costs, charges or reserves of the Partnership that are not readily identifiable as belonging to any particular series shall be allocated and charged by the Partnership to and among one or more of the series in such manner and on such basis as the Managing General Partner, in its sole discretion, deems fair and equitable, which allocation shall be conclusive and binding on the Limited Partners of all series for all purposes.

• No Limited Partner of any series will have any claim on or any right to any assets allocated to or belonging to any other series.

• At the time a series of limited partnership interest is established, a separate capital account shall be established on the books of each series for each Limited Partner which shall initially consist of that portion of such Limited Partner’s existing capital account that relates to the series property. Thereafter, the capital account of each Limited Partner in that series shall be adjusted in the manner set forth in the Agreement, but only with respect to (i) capital contributions to such series, (ii) allocations of profit and loss relating to the series, and (iii) distributions paid in respect of such series.”
2. Miscellaneous.
(a)	Effect of Amendment. In the event of any conflict or inconsistency between the terms of the Partnership Agreement and the terms of this Amendment, the terms of this Amendment shall prevail, and any conflicting or inconsistent provisions shall be reconciled and construed to give effect to the terms and intent of this Amendment.

(b)	Ratification. Except as otherwise expressly modified hereby, the Partnership Agreement shall remain in full force and effect, and all of the terms and provisions of the Partnership Agreement, as herein modified, are hereby ratified and reaffirmed.

(c)	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAW.
[Reminder of page intentionally left blank.]

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     IN WITNESS WHEREOF, the Managing General Partner has executed this Amendment as of the date first set forth above.

DAVIDSON DIVERSIFIED PROPERTIES, INC.
By:
Name:
Title:

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